Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made this 2nd day of January, 2008 (“Effective Date”) by and between Let’s Go Aero, Inc. a Colorado corporation located at 3380 N. El Paso St., Suite G, Colorado Springs, Colorado (“LGA”) and Cequent Towing Products, Inc.,  located at 47774 Anchor Court West, Plymouth MI 48170, on behalf of itself and its parent, subsidiaries, sister companies and any current or future related companies (collectively, “Cequent”).

1.
LGA has developed, will develop and will continue to develop and is the sole owner of all right, title and interest in and to such intellectual property, including certain patents, patent applications, complete designs and designs in process, that relate to the design, manufacture and sale of products specified on Exhibit A, as well as all future cargo management and towing products that will be added by the parties as a signed addendum to Exhibit A (collectively, the “Products”), all of which will be attached to this Agreement and made part of it in its entirety.

2.
LGA will provide to Cequent written notification of all future cargo management and towing products that LGA designs, develops or continues to develop during the Term (as later defined), which writing will be signed by the parties and added to Exhibit A, as subsequent A-1, A-2, etc.

3.	The intellectual property owned by LGA and related to the design, manufacture and sale of Products is collectively referred to in this Agreement as the “Licensed Technology.”

4.
Cequent desires to acquire a license for the Licensed Technology, in order to manufacture, make, have made, use, distribute, offer to sell, import and sell Products utilizing the Licensed Technology, referred to in this Agreement as the “Licensed Products.”

The parties agree that the recitals above are binding on the Parties and further agree as follows:

1. License Grant

1.1           LGA grants to Cequent a worldwide limited exclusive license for the Licensed Technology and all improvements thereto developed, owned or controlled by LGA to make, manufacture, have made, use, import, offer for sale and sell the Licensed Products set forth on Exhibit A under Cequent trademarks or trade names or such other brands as Cequent may determine in its sole discretion, for a period beginning as of the Effective Date and ending December 31, 2009 (the “Exclusive License”).  The Parties acknowledge and agree that should LGA develop or design a Product during the Term (as defined below), LGA will grant to Cequent a worldwide limited exclusive license as stated in this paragraph 1 for the new Licensed Product, which two year period will begin upon the execution of the signed addendum to Exhibit A and the exclusivity will end two years thereafter, which license will also be designated as the “Exclusive License” as the term is used throughout this Agreement.

1.2           Upon expiration of any Exclusive License period, LGA grants to Cequent a worldwide nonexclusive license for the Licensed Technology and all improvements thereto owned or controlled by LGA to make, manufacture, have made, use, import, offer for sale and sell the Licensed Products under Cequent trademarks or trade names or such other brands as Cequent may determine in its sole discretion, for a period beginning as of the expiration of any Exclusive License period through the expiration or cancellation of any patents (the “Non-Exclusive Period”) covering the Licensed Technology and Products (the “Non-Exclusive License”).  The Exclusive License(s) and the Non-Exclusive License(s) are collectively referred to in this Agreement as the “License”.

1.3           Cequent shall have the right to grant sublicenses under this Agreement to third parties for the manufacture of the Licensed Product on behalf of Cequent, provided that Cequent requires such third party to enter into a nondisclosure agreement protecting the confidentiality of the Licensed Technology and the License.  For a two year period beginning upon the expiration of any Exclusive License period for Licensed Products and for a period not greater than the first two years of any Non-Exclusive period, should LGA solicit direct sales of Licensed Products, LGA agrees to purchase exclusively from Cequent all required parts to manufacture and assemble the Licensed Products at the lowest price that Cequent gives to any other customer.  All rights not specifically granted to Cequent under this Agreement shall be reserved to LGA.

2.           Term & Termination   Unless earlier terminated by Cequent, this Agreement will be effective as of the Effective Date or the date of execution by the parties of any written Addendum(s) to Exhibit A and shall expire simultaneously with the cancellation or expiration of the patents covering the Licensed Technology for the Licensed Products (the “Term”).   Cequent shall have the right to terminate this Agreement without penalty or consideration of any kind.  LGA may terminate this Agreement only upon Cequent’s failure to cure a material breach of the Agreement within 60 days after receipt of written notice of the material breach from LGA.

3.           Royalties and Other Payments

3.1           Within 30 days from the date of this Agreement, Cequent shall pay a $400,000 fee to LGA, which fee will include payment for the transition of existing Product sales to current customers from LGA to Cequent and services related to the commercialization and transition of the Products to Cequent.  Additionally, as further consideration for the License during the Term, Cequent will pay to LGA a royalty in the amount of 7% of the Net Sales Price for the Licensed Products, as sold by Cequent to its customers, except for a maximum of three customers specifically set forth in Exhibit B attached to this Agreement and made part of it in its entirety (the “Special Customers”).  Cequent will pay to LGA a royalty in the amount of 5% of the Net Sales Price for the Licensed Products sold by Cequent to the Special Customers.  All Special Customers shall be mass-market retailers unrelated to Cequent, and shall be mutually agreed upon in writing by Cequent and LGA.  Cequent and LGA may amend Exhibit B, Special Customers  by mutual written consent of Cequent and LGA, which consent will not be unreasonably withheld.    As used in this Agreement, “Net Sales Price” means Cequent’s invoice price for the Licensed Product as sold independently as a stand alone product to third parties, exclusive of freight, packaging and delivery charges and sales or other taxes, sales incentives and commissions, rebates, returns and warranty related expenses and also excluding import or export duties shown on the invoice.

3.2           The Royalties shall be paid in US dollars, on or before the 30th day following the end of each calendar quarter (being the 30th day of January, April, July and October, respectively) of each year.

3.3           A report of all sales made during the quarter shall accompany the Royalties payment; however Cequent need not list the names of the customers, except for the Special Customers.

3.4           LGA shall have the right to conduct an audit of such sales no more than once per year.  Such audit shall be made by an independent auditor, be made no sooner than after one week’s notice and shall be conducted in such a manner as not to disrupt Cequent’s business.  If discrepancies amounting to more than 5% of the amount due are discovered, then Cequent shall bear the cost of the audit.

4.           Warranties  LGA represents and warrants that:  (i) it is the sole and exclusive owner of the Licensed Technology; (ii) it has the right to grant the rights and licenses granted herein; (iii) that the royalty rates specified in paragraph 3.1 above are no less favorable than the royalty rates provided to any other future licensee of the Licensed Technology, (iv) that during the Non-Exclusive Period(s), no other licensee of the Licensed Technology will be charged a royalty rate less than 10.5% of the Net Sales Price and (v) as of the Effective Date, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Technology or the Licensed Products and there are no actions for infringement against LGA or Cequent with respect to items it manufactures and sells embodying the Licensed Technology anywhere in the world.   In the event that the Licensed Technology shall be found to infringe upon the rights of a third party, LGA shall (i) find a suitable replacement, or (ii) design a suitable non-infringing substitute.

5.           Indemnification    LGA will indemnify Cequent and hold Cequent harmless against, any claims for loss, liability, damage or expenses (including, without limitation, reasonable attorneys' fees, court costs and costs of investigation) arising in connection with the manufacture, marketing, sale and use or warranty (express or implied) related to the Licensed Technology for Licensed Products manufactured by LGA and unmodified by Cequent, as well as infringement of patent(s), trademark(s) or other intellectual property rights owned or possessed by a third party and related to the Licensed Technology.  Cequent  will indemnify LGA and hold LGA harmless against any claims for loss, liability, damage or expenses (including, without limitation, reasonable attorneys' fees, court costs and costs of investigation) arising in connection with the manufacture, marketing, sale and use or warranty (express or implied) related to the Licensed Technology for Licensed Products manufactured by Cequent or a third party under the direction of Cequent and unmodified by LGA.  In the event Cequent becomes aware of a third party's infringement of any rights of LGA with respect to the Licensed Technology, Cequent will immediately notify LGA in writing. If LGA chooses to bring suit against the allegedly infringing party, Cequent agrees to provide LGA with such assistance and cooperation as may be reasonably necessary in connection therewith. LGA will reimburse Cequent’s reasonable costs associated with any such assistance, (including any legal costs), provided that such assistance was specifically requested by LGA.  Should LGA determine that it will not bring suit against the allegedly infringing party within 60 days after receipt of notice of the alleged infringement, Cequent reserves the right to bring suit on its behalf.

6.           Governmental Approvals / Compliance    LGA will take all actions necessary to obtain approvals from the proper governmental authorities or agencies for all obligations and undertakings of LGA under this Agreement, if required, and must keep Cequent apprised of the status and approvals received.  The parties will comply with any and all applicable laws, regulations and standards in force in the country of manufacture and sale, including those may relate to quotations, pricing, manufacture, labeling, transportation, importation, exportation, licensing, approval, performance and/or certification of the Licensed Product, and those relating to environmental matters, wages, hours and conditions of employment, discrimination, occupational health/safety and such other laws, regulations and standards as may be applicable.

7.           Ownership  As between the parties, LGA will retain ownership of the Licensed Technology, and any improvements, modifications or enhancements made thereto by LGA.      Any improvements, modifications or enhancements made to the Licensed Products or Licensed Technology by Cequent shall be owned by Cequent.  LGA shall have the right to utilize the improvements, modifications or enhancements made by Cequent in the Licensed Products.

8.           Confidential Information  Either party may disclose confidential and/or proprietary information from time to time to the other party in order to further their business relationship.  Each party agrees to maintain such disclosed information as confidential and not to use such information except to the benefit of the disclosing party and in furtherance of this Agreement.  The parties agree that the terms and conditions of the Nondisclosure Agreement executed by the parties will apply to this Agreement in their entirety, nonwithstanding any expiration of the Nondisclosure Agreement.

9.           Notices  Any notice required to be given pursuant to this Agreement must be in writing and mailed by certified or registered mail, return receipt requested or delivered by a national overnight air courier service, to the party’s address provided above.  Notices will be considered to have been given three (3) business days after deposit in the mail or one (1) day after delivery to an overnight air courier service at the addresses provided above or to such other address as may be furnished by the recipient in writing to the other parties hereto.

10.           Limitation of Liability IN NO EVENT WILL LGA OR CEQUENT BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF LGA AND CEQUENT HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.           Governing Law  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the state of Colorado without regard to its conflicts of laws principles.  Any action or proceeding brought by either party against the other party arising out of or related to this Agreement shall be brought exclusively in a state or federal court of competent jurisdiction located in the state of Colorado.

12.           Misc.  No waiver by either party of any default will be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.  If a court of competent jurisdiction hereof holds any provision invalid or unenforceable, such invalidity shall not affect the validity or operation of any other provision and such invalid provision will be deemed to be severed from the Agreement.  Cequent may not assign the License granted hereunder except as specified in this Agreement without prior written consent of LGA which will not be unreasonably withheld.    This Agreement will be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

13.           Entire Agreement.  This Agreement represents the entire understanding of the parties with respect to its subject matter and supersedes all previous representations, understandings or agreements, oral or written including any prior license agreements between the parties.  Any amendment of this Agreement must be in writing.  For purposes of the validity and enforcement of this Agreement, any party’s facsimile signature to the Agreement or signatures sent electronically via PDF format shall be considered original signatures.

The parties have caused this Agreement to be executed as of the Effective Date.

“LGA”	“Cequent”
By: /s/ Marty L. Williams	By: /s/ Paul C. Caruso
Print Name: Marty L. Williams	Print Name: Paul C. Caruso
Title: President & CEO	Title: VP New Business Development

EXHIBIT A

Name of Product / Patent No., Patent Pending

1.	Pixie: 11/697294

2.	Silent Hitch Pin: Patent No. 6,409,203---6,609,725---6,945,550---10/604805 (CamLok)

3.	Gear Cage: 11/767166

4.	Gear Deck: 11/160087---6,042,175---6,213,539—6,398,290---6,910,609

5.	Gear Space: 6,042,175---6,213,539—6,398,290---6,910,609

6.	Twin Tube: 09/788299

7.	Juice Box: 11/160087

      8.  Gear Bed:  10/605776 (C-channel no-drill drop-in cargo management system for pickups.  2003 GMC Product of the Year award winner.)

EXHIBIT B

SPECIAL CUSTOMERS

5% Royalty

Target

WalMart

KMart